Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is dated as of November 27, 2024, among Fiber Food Systems, Inc., a Delaware corporation (“Seller”), BIO-key International, Inc., a Delaware corporation (“Purchaser”) and Boumarang Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Seller is the record and beneficial owner of 5 million shares of common stock, $0.0001 par value per share (the “Company Shares”), of the Company; and

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Company Shares in exchange for 595,000 shares of Purchaser’s Common Stock (the “Purchaser Shares”), upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings set forth in this Section 1.1:

“Agreement” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of more than 50% of the voting securities, by Contract or by the ability to elect more than 50% of the members of the board of directors or other governing body of such Person.

“Board of Directors” means the board of directors of Purchaser.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally open for use by customers on such day.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Common Stock” means the common stock of Purchaser, par value $0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed.

“Company” has the meaning set forth in the Recitals.

“Company Shares” has the meaning set forth in the Recitals.

“Contract” means any written or oral agreement, contract, option, instrument, indenture, note, bond, guaranty, warrant, purchase order, sale order, service order, statement of work, license (or sublicense), lease (or sublease), commitment, document, agreement, arrangement or understanding of any kind or nature, in each case, that is legally binding.

“Contributor” has the meaning set forth in Section 3.1(k)(iv).

“Disclosure Schedules” means the Disclosure Schedules of Seller delivered concurrently herewith.

“Environmental Laws” has the meaning set forth in Section 3.1(p).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Records” has the meaning set forth in Section 3.1(f)(iii).

“Financial Statements” has the meaning set forth in Section 3.1(f)(i).

“GAAP” means United States generally accepted accounting principles.

“General Enforceability Exceptions” has the meaning set forth in Section 3.1(a)(i).

“Governmental Body” means any government or governmental, quasi-governmental, self-regulatory or other regulatory body thereof, whether foreign, federal, national, supranational, multinational, state, provincial, territorial, municipal or local, or any department, commission, board, bureau, agency, instrumentality, or other authority thereof, or any court, tribunal or arbitrator (public or private), including any political subdivision of the foregoing.

“Hazardous Materials” has the meaning set forth in Section 3.1(p).

“Intellectual Property” means all intellectual property and other proprietary rights, whether registered or unregistered, anywhere in the world, including: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights, (iv) Software, (v) Technology, and (vi) Trade Secrets.

“Intellectual Property Registrations” means all Intellectual Property owned or purported to be owned by the Company that are subject to any issuance, registration, or application by or with any Governmental Body or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“IT Systems and Data” has the meaning set forth in Section 3.1(s).

“Legal Proceeding” means any action, arbitration, audit, hearing, claim, mediation, proceeding, examination, litigation or suit (whether civil, criminal, judicial, administrative, arbitral, investigative or appellate, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving a Governmental Body.

“Liability” means any and all liabilities or obligations of any kind or character (whether direct or indirect, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, vested or unvested, asserted or unasserted, secured or unsecured, joint or several or due or to become due) and including all costs and expenses relating thereto.

“Liens” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or transfer restriction.

“Material Adverse Effect” has the meaning set forth in Section 3.1(b).

“Material Contracts” has the meaning set forth in Section 3.1(l).

“Material” has the meaning set forth in Section 3.1(q).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of business of the Company.

“Organizational Documents” means: (i) with respect to any corporation, its articles or certificate of incorporation and bylaws, (ii) with respect to any limited liability company, its articles or certificate of formation, incorporation, or organization (and any applicable certificate of conversion and articles of organization), any constitution and any limited liability company agreement or operating agreement or foreign equivalent, (iii) with respect to any partnership, its articles or certificate of formation and partnership agreement or foreign equivalent, and (iv) with respect to any other entity, the comparable document governing the existence and operation of such entity.

“Owned Software” has the meaning set forth in Section 3.1(k)(i).

“Permits” means any approvals, authorizations, consents, licenses, permits, exemptions, variances, qualifications, listing or certificates issued, granted, given or otherwise made available by or under the authority of a Governmental Body, pursuant to applicable law or otherwise recognized by third party certification or standards organizations.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Purchaser” has the meaning set forth in the Recitals.

“Purchaser Party” has the meaning set forth in Section 4.4(a).

“Purchaser Shares” has the meaning set forth in the Recitals.

“Put Period” has the meaning set forth in Section 4.1.

“Put Right” has the meaning set forth in Section 4.1.

“Real Property Lease” has the meaning set forth in Section 3.1(i)(ii).

“Representative” means as to any Person, such Person's Affiliates, and his or its and their respective directors, officers, employees, managing members, managers, general partners, agents, consultants and advisors.

“Required Approvals” has the meaning set forth in Section 3.2(e).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 3.2(h).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Recitals.

“Seller Party” has the meaning set forth in Section 4.4(b).

“Seller Stock Power” has the meaning set forth in Section 2.2(a)(iii).

“Software” means any and all of the following, other than “shrink wrap” licenses: (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in assemblers, applets, compilers, source code, object code or executable code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, design tools, templates, menus, buttons and icons; and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subscription Agreements” means: (i) that certain Subscription Agreement, dated August 6, 2024, by and between the Company and an investor for the purchase of 100,000 shares of the Company’s common stock in exchange for $100,000; and (ii) those three Subscription Agreement, each dated October 15, 2024, by and between the Company and investors for the purchase of an aggregate of 2 million shares of the Company’s common stock in exchange for an aggregate of $2 million.

“Subsidiary” means any subsidiary of Purchaser as set forth on Schedule 3.2(a), and shall, where applicable, also include any direct or indirect subsidiary of Purchaser formed or acquired after the date hereof.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, provincial, territorial, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, goods and services, transfer, land transfer, franchise, profits, inventory, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Technology” means all designs, drawings, formulae, algorithms, procedures, methods, techniques, ideas, know-how, architectures, drawings, plans discoveries, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials.

“Trade Secrets” means information protectable as a trade secret under applicable law.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market or the New York Stock Exchange (or any successors to any of the foregoing).

“Trigger Event” has the meaning set forth in Section 4.1.

ARTICLE II.
PURCHASE AND SALE

2.1 Closing and Consideration. Upon the terms and subject to the conditions contained herein: (a) Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Company Shares; and (b) as consideration for the Company Shares, Purchaser shall issue to Seller the Purchaser Shares. Such transactions shall take place remotely at a closing (the “Closing”) on the date hereof by the electronic exchange of documents and signatures, or at such other time or on such other date or at such other place as Seller and Purchaser may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

2.2 Closing Deliveries.

(a) On or prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser the following: (i) this Agreement duly executed by Seller and the Company; (ii) certificates evidencing the Company Shares registered in the name of Purchaser; and (iii) a stock power, duly executed in blank by Seller with a medallion signature guarantee, covering the Purchaser Shares, to be held in escrow by the Purchaser (the “Seller Stock Power”).

(b) On or prior to the Closing Date, Purchaser shall deliver or cause to be delivered to Seller this Agreement, duly executed by Purchaser.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller and the Company. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, Seller and the Company hereby make the following representations and warranties to Purchaser:

(a)	Seller Specific Representations.

i.

Seller is duly organized, validly existing and in good standing in the State of Delaware. Seller has all requisite power, authority, legal capacity and competency to execute and deliver this Agreement to execute and deliver this Agreement, and to carry out Seller’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all required action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller, and (assuming the due authorization, execution and delivery by the other party hereto) this Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity (the “General Enforceability Exceptions”).

ii.

None of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby or the compliance and performance by Seller with any of the provisions hereof will (A) conflict with or result in any violation of the Organizational Documents of Seller, (B) conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration, modification or cancellation of any right or benefit under, any Contract, Permit or Order to which Seller is a party or by which Seller or any of the properties or assets of Seller are bound (other than Contracts that have been terminated or will expire by their terms before or upon the Closing and Contracts with Affiliates of Sellers that will be terminated before or upon the Closing), (C) result in the creation of any Lien, with or without notice or lapse of time or both, upon any of the properties or assets of Seller, or (D) result in any violation of any Law by which Seller or any of the properties or assets of Seller is bound. Seller has received all consents or waivers necessary to transfer the Company Shares to the Purchaser.

iii.

None of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby or the compliance by Seller with any of the provisions hereof will require Seller to obtain any Order, Permit or waiver of, or declare or file with, or give notification to, any Person (including any Governmental Body).

iv.

Seller has good and marketable title to the Company Shares. The Company Shares are, and as of the Closing will be, free and clear of any and all Liens. Seller has the full right, power and authority to enter into this Agreement and to transfer, convey and sell to Purchaser the Company Shares at the Closing. Upon consummation of the transactions contemplated herein, Purchaser will acquire from Seller good and marketable title to the Company Shares, free and clear of all Liens. The Company Shares are fully vested and not subject to any vesting provisions.

v.

There are no Legal Proceedings pending or, to Seller's actual knowledge, threatened against or by Seller or any Affiliate of Seller relating to the Company or that could challenge or seek to prevent, enjoin or otherwise impair or delay the transactions contemplated by this Agreement or that may otherwise have an adverse effect on the ability of Seller to comply with or perform any of its obligations under this Agreement.  To Seller’s actual knowledge, no event has occurred or circumstances exist that may give rise or serve as a basis for any such Legal Proceeding.

vi.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment from any party hereto.

(b) Organization and Good Standing. The Company is duly organized, validly existing, and is in good standing under the laws of the State of Delaware and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. The Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company, taken as a whole, or (ii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations hereunder (any of (i) or (ii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Conflicts; Consents. Except as set forth on Schedule 3.1(c):

i.

none of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby or the compliance by Seller with any of the provisions hereof will (A) conflict with or result in any violation of the Organizational Documents of the Company, (B) conflict with, or result in any breach or violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, acceleration, modification or cancellation of any right or benefit under, any Material Contract, Permit or Order to which the Company is a party or by which the Company or any of the properties or assets of the Company are bound (other than Contracts that have been terminated or will expire by their terms before or upon the Closing and Contracts with Affiliates of Sellers that will be terminated before or upon the Closing), (C) result in the creation of any Lien, with or without notice or lapse of time or both, upon any of the properties or assets of the Company, or (D) result in any violation of any law by the Company or any of the properties or assets of Seller or the Company are bound, except in the cases of clauses (B) and (D), where the conflict, breach, violation, default, termination or cancellation would not, individually or in the aggregate, be material to the Company, taken as a whole, or prevent, materially delay or materially impair the consummation of any of the transactions under this Agreement; and

ii.

none of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby or the compliance by Seller with any of the provisions hereof will require the Company to obtain any Order, Permit or waiver of, or declare or file with, or give notification to, any Person (including any Governmental Body), except for such Orders, Permits, waivers, declarations, filings and notifications as to which the failure to obtain, make or give the same would not, individually or in the aggregate, be material to the Company, taken as a whole, or prevent, materially delay or materially impair the consummation of any of the transactions under this Agreement.

(d) Capitalization.

i.

Schedule 3.1(d)(i) sets forth the authorized, issued and outstanding shares of capital stock of the Company. All of the issued and outstanding shares of capital stock of the Company (A) are duly authorized, validly issued, fully paid and non-assessable, (B) are owned of record and beneficially by Seller, and (C) were not issued in violation of any pre-emptive right or applicable law.

ii.

Other than this Agreement, there is no Contract or commitment by the Company to sell, issue or deliver capital stock, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any shares of the Company Shares.

iii.

There is no authorized or outstanding subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire securities of the Company is authorized or outstanding.

iv.

No Company Shares are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(e) No Subsidiaries or Minority Investments. Except as set forth on Schedule 3.1(e), the Company has no equity, ownership or profit sharing interest in any Person, or the right or obligation to acquire any equity, ownership or profit sharing interest in any other Person.

(f) Financial Statements and Records.

i.

Attached as Schedule 3.1(f)(i) are true and correct copies of the balance sheet of the Company as of October 31, 2024, and the related statements of operations, stockholders’ equity and cash flows for the three-month period then ended (collectively, the “Financial Statements”).

ii.

The Financial Statements (i) are true, correct and complete and fairly present the financial position of the Company as of their respective dates and the results of operations for the respective periods reported therein; and (ii) have been prepared from the books and records of the Company and in accordance with GAAP, as consistently applied by the Company in accordance with the Company’s past practices. None of the Financial Statements contain any material, non‑recurring items, except as expressly set forth therein.

iii.

The Company is a pre-revenue, development stage company and currently relies upon financial investments to support its research and development operations. The financial records of the Company (the “Financial Records”) have been prepared and maintained in compliance, in all material respects, with applicable laws on a consistent basis, and such records accurately and fairly reflect, in all material respects, all transactions in respect of the Company and the properties, assets and Liabilities of the Company as of the dates presented. The Company maintains procedures designed to ensure that information required to be reflected in the Financial Records is recorded and reported on a timely basis.

(g) Undisclosed Liabilities. The Company does not have any Liabilities, except for Liabilities (i) disclosed in the Financial Statements, (ii) incurred in the Ordinary Course of Business and which do not arise from any breach or default of Contract or violation of law by the Company, (iii) required by GAAP to be reflected on or reserved against on a balance sheet, (iv) arising from this Agreement, or (v) that individually or in the aggregate would not be material.

(h) Taxes. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, the Company (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(i) Real Property.

i.	Owned Real Property. The Company does not own any real property.

ii.

Leased Real Property. Schedule 3.1(i)(ii) sets forth a complete list of all leases of real property by the Company and the address of such property (individually, a “Real Property Lease” and collectively, the “Real Property Leases”). Each Real Property Lease is in full force and effect and is the valid, binding and enforceable obligation of the Company, subject to the General Enforceability Exceptions. The Company is not in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Real Property Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would give rise to any material modification, acceleration, payment, cancellation or termination that is adverse to the Company, or in any manner release any party thereto from any material obligation owed to the Company under, any Real Property Lease. There is no real property used, occupied or controlled by the Company other than each real property subject to a Real Property Lease.

(j) Tangible Personal Property.

i.	The Company has good and valid title to all tangible personal property reflected on the Financial Statements as being owned by the Company, free and clear of all Liens.

ii.	The Company does not lease any tangible personal property.

iii.

The assets that are owned by the Company that are being used in and are material in the Ordinary Course of Business as currently conducted are in reasonable working condition, subject to ordinary wear and tear and normal preventative maintenance and are sufficient for the uses to which they are being put and, to the knowledge of Seller, none of such assets are in need of maintenance or repairs except for routine or preventative maintenance and repairs that are not material in cost or nature.

(k) Intellectual Property.

i.

Schedule 3.1(k)(i) contains a true, correct, current and complete list of: (i) all Intellectual Property Registrations, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date; and the current status; (ii) all unregistered trademarks included in the Intellectual Property owned by the Company; (iii) all proprietary Software owned by the Company (“Owned Software”); and (iv)  all other Intellectual Property of the Company used in the Company's business.

ii.

Schedule 3.1(k)(ii) contains a correct, current and complete list of all Intellectual Property-related Contracts that are material to the conduct of the Company (excluding shrink-wrap, click-wrap, or other similar agreements where the Company is the licensee of commercially available off-the-shelf software with annual license or subscription fees or a replacement value of less than $10,000), specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property-related Contract: (i) under which the Company is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property owned by Company; (ii) under which Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; or (iii) which otherwise relate to the Company’s ownership or use of any Intellectual Property, in each case identifying the Intellectual Property covered by such Contract. The Company has made available to Purchaser true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Contracts, including all modifications, amendments and supplements thereto and waivers thereunder. Each such Contract required to be listed on Schedule 3.1(k)(ii) is valid and binding on the Company in accordance with its terms and is in full force and effect. Neither the Company nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any such Contract. No event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would give rise to any material modification, acceleration, payment, cancellation or termination that is adverse to the Company, or in any manner release any party thereto from any material obligation owed to the Company under, any such Contract.

iii.

Except as set forth on Schedule 3.1(k)(iii), the Company is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record owner of all right, title and interest in and to the Intellectual Property owned by the Company, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Company’s business as currently conducted, in each case, free and clear of Liens. All Intellectual Property owned, used or held for use by the Company immediately prior to the Closing Date shall be available for use by the Company immediately after the Closing Date on identical terms and conditions to those under which the Company owned, used or held for use such Intellectual Property immediately prior to the Closing Date.

iv.

Each Person who has contributed to the invention, conception, or development of any Intellectual Property for or on behalf of the Company (each, a “Contributor”) has entered into a valid and enforceable written agreement that assigns (by way of a present tense assignment) to the Company exclusive ownership of all rights, title, and interest in and to all such Intellectual Property and obligates such Person to maintain and protect the secrecy of the Company’s confidential information. No current or former Contributors, founders, members, directors, officers, employees, contractors, consultants, or agents of the Company, and no Governmental Body, university, college, or educational or research institution, owns any rights, title, or interest (whether or not currently exercisable) in or to any Intellectual Property owned by the Company.

v.

All of the Intellectual Property owned by the Company is valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. The Company has taken all commercially reasonable steps to maintain and enforce the Intellectual Property owned by the Company and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property owned by the Company. The Company has not disclosed any of its Trade Secrets or other material confidential information, or any confidential information of other Persons provided to the Company, to any Person other than pursuant to a written, industry standard confidentiality agreement. All required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Bodies and authorized registrars.

vi.

The conduct of the Company as currently and formerly conducted, including the use of the Intellectual Property owned and licensed by the Company in connection therewith, and the products, processes, and services of the Company (including the development, marketing, sale, provision, distribution or support thereof) have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. No Person has infringed, misappropriated, or otherwise violated any Intellectual Property owned by the Company.

vii.

There are no Legal Proceedings (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to the knowledge of Seller, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by the Company; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property owned by the Company; or (iii) by the Company or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property owned by the Company. To the knowledge of Seller, there are no facts or circumstances that could reasonably be expected to give rise to any such action.

(l) Material Contracts. Schedule 3.1(l) sets forth a true, correct and complete list, as of the date of this Agreement, of all of the following Contracts to which the Company is a party or by which it is bound (collectively, the “Material Contracts”):

i.	Contracts providing for the employment, consulting or other basis of any Person or providing for any severance obligations on behalf of the Company;

ii.	Contracts pursuant to which the Company is obligated to make any payment as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby;

iii.	Contracts relating to indebtedness;

iv.

any development, joint venture, partnership, strategic alliance or teaming Contract or other similar development, co-ownership or joint management agreements involving a sharing of profits or losses by the Company with any Person or the payment of royalties by or to the Company;

v.	Contracts with any labor union or association;

vi.

Contracts containing covenants limiting the freedom of the Company to compete in any line of business or with any Person or in any geographic area or market or granting to another Person a right of exclusivity;

vii.

Contracts providing any customer with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers or by other suppliers to such customer, including Contracts containing “most favored nation,” “most favored customer” or similar provisions; and Contracts that include minimum purchase requirements or commitments or take-or-pay obligations of the Company;

viii.	Contracts requiring the Company to purchase or sell goods or services at a fixed price for a period of one year or more;

ix.	Contracts granting to any Person a first refusal, first offer, option or other right to purchase any of the properties or assets of the Company;

x.

Contracts obliging the Company to acquire any operating business or the equity of any other Person, including any Contracts in connection with any merger, consolidation or other business combination or any acquisition or disposition of a business entered into by the Company;

xi.	Contracts with any Governmental Body;

xii.

Contracts between the Company, on the one hand, and any other Person, on the other hand, pursuant to which the Company is obligated to pay more than $10,000 in consideration in a calendar year that have a term of longer than one year or are not terminable by the Company without penalty on notice of ninety (90) days or less;

xiii.	any Contract not otherwise disclosed in this Schedule 3.1(l) that is material to the business of the Company, taken as a whole; or

xiv.	any commitment to enter into any Contract of the type described in this Schedule 3.1(l).

Except as set forth on Schedule 3.1(l): (i) Seller has delivered or otherwise made available to Purchaser a true, correct and complete copy of each Material Contract; (ii) each Material Contract required to be listed on Schedule 3.1(l) (regardless of whether so listed) is in full force and effect and is the valid, binding and enforceable obligation of the Company, subject to the General Enforceability Exceptions; (iii) neither the Company nor, to the knowledge of Seller, any other Person is in material breach or violation of, or material default (with or without notice or lapse of time, or both) under, any Material Contract; and (iv) to the knowledge of Seller, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time, or both, would give rise to any material modification, acceleration, payment, cancellation or termination that is adverse to the Company, or in any manner release any party thereto from any material obligation owed to the Company under, any Material Contract.

(m) Litigation. There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Seller, threatened against or affecting the Company or any of its properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”). Neither the, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

(n) Labor Relations. No labor dispute exists or, to the knowledge of Seller, is imminent with respect to any of the employees of the Company, which could reasonably be expected to result in a Material Adverse Effect. None of the Company’s employees is a member of a union that relates to such employee’s relationship with the Company, and the Company is not a party to a collective bargaining agreement, and the Company believes that its relationships with its employees are good. To the knowledge of Seller, no executive officer of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters. The Company is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Compliance. The Company: (i) is not in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company), nor has the Company received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is not in violation of any judgment, decree or order of any court, arbitrator or other Governmental Body or (iii) is not and has not been in violation of any statute, rule, ordinance or regulation of any Governmental Body, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(p) Environmental Laws. The Company (i) is in compliance with all federal, state, local and foreign laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands, or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations, issued, entered, promulgated or approved thereunder (“Environmental Laws”); (ii) has received all permits licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (iii) is in compliance with all terms and conditions of any such permit, license or approval where in each clause (i), (ii) and (iii), the failure to so comply could be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(q) Regulatory Permits. The Company possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business, except where the failure to possess such permits could not reasonably be expected to result in a Material Adverse Effect (“Material Permits”), and the Company has not received any notice of proceedings relating to the revocation or modification of any Material Permit.

(r) Transactions With Affiliates and Employees. Except as set forth on Schedule 3.1(r), none of the officers or directors of the Company and none of the employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or any entity in which any officer, director, or any such employee has an interest or is an officer, director, trustee, stockholder, member or partner, other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of the Company and (iii) other employee benefits, including stock option agreements under any stock option plan of the Company.

(s) Cybersecurity. (i)(x) There has been no security breach or other compromise of or relating to any of the Company’s information technology and computer systems, networks, hardware, software, data (including the data of its respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of it), equipment or technology (collectively, “IT Systems and Data”), except as would not, individually or in the aggregate, have a Material Adverse Effect, and (y) the Company has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data; (ii) the Company is presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Data and to the protection of such IT Systems and Data from unauthorized use, access, misappropriation or modification, except as would not, individually or in the aggregate, have a Material Adverse Effect; (iii) the Company has implemented and maintained commercially reasonable safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Data; and (iv) the Company has implemented backup and disaster recovery technology consistent with industry standards and practices.

(t) Subscription Agreements. Each Subscription Agreement: (i) has been executed by an authorized signatory of each party thereto; and (ii) is in full force and effect and is the valid, binding and enforceable obligation of each party thereto. Except as set forth on Schedule 3.1(t), the purchase price set forth in each Subscription Agreement has been paid in full and received by the Company, in accordance with the terms of each Subscription Agreement.

(u) Acknowledgment Regarding Purchaser’s Purchase of Company Shares. Seller acknowledges and agrees that Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the transactions contemplated hereby. Seller further acknowledges that Purchaser is not acting as a financial advisor or fiduciary of Seller (or in any similar capacity) with respect to the transactions contemplated hereby and any advice given by Purchaser or any of its representatives or agents in connection with the transactions contemplated hereby is merely incidental to Purchaser’s purchase of the Company Shares. Seller further represents to Purchaser that Purchaser’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by Purchaser and its representatives.

3.2 Representations and Warranties of Purchaser. Except as set forth in the Disclosure Schedules, which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, Purchaser hereby makes the following representations and warranties to Seller:

(a) Subsidiaries. All of the direct and indirect subsidiaries of Purchaser are set forth on Schedule 3.2(a). Purchaser owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Liens, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities.

(b) Organization and Qualification. Purchaser is duly organized, validly existing, and is in good standing under the laws of the State of Delaware and has full as full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Purchaser is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a Material Adverse Effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of Purchaser, taken as a whole, or (ii) a Material Adverse Effect on Purchaser’s ability to perform in any material respect on a timely basis its obligations hereunder and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(c) Authorization; Enforcement. Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and no further action is required by Purchaser, the Board of Directors or Purchaser’s stockholders in connection herewith or therewith other than in connection with the Required Approvals. This Agreement has been duly executed by Purchaser and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (ii) insofar as indemnification and contribution provisions may be limited by applicable law.

(d) No Conflicts. The execution, delivery and performance by Purchaser of this Agreement, the issuance of the Purchaser Shares and the consummation by it of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of Purchaser’s or any Subsidiary’s Organizational Documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of Purchaser or any Subsidiary, or give to others any rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which Purchaser or any Subsidiary is a party or by which any property or asset of Purchaser or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Purchaser or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of Purchaser or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(e) Filings, Consents and Approvals. Except as set forth on Schedule 3.2(e), Purchaser is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by Purchaser of this Agreement, other than: (i) the filings required pursuant to Section 4.2 of this Agreement and (ii) application(s) to each applicable Trading Market for the listing of the Purchaser Shares for trading thereon in the time and manner required thereby and (iii) such filings as are required to be made under applicable state securities laws (collectively, the “Required Approvals”).

(f) Issuance of the Purchaser Shares. The Purchaser Shares are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Liens imposed by Purchaser.

(g) Capitalization. The capitalization of Purchaser as of the end of the period covered by its most recently filed periodic report under the Exchange Act was set forth in such periodic report. Except as set forth on Schedule 3.2(g), Purchaser has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options (or vesting of other equity awards) under Purchaser’s stock option plans, the issuance of shares of Common Stock to employees pursuant to Purchaser’s employee stock purchase plan or equity incentive plan or pursuant to the conversion and/or exercise of common stock equivalents outstanding as of the date of the most recently filed periodic report under the Exchange Act.

(h) SEC Reports. Purchaser has filed all reports, schedules, forms, statements and other documents required to be filed by Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as Purchaser was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(i) Material Changes; Undisclosed Events, Liabilities or Developments. Since the date of the latest audited financial statements included within the SEC Reports, except as set forth in the SEC Reports or on Schedule 3.2(i), (i) there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect, (ii) Purchaser has not incurred any liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the Ordinary Course of Business consistent with past practice and (B) liabilities not required to be reflected in Purchaser’s financial statements pursuant to GAAP or disclosed in filings made with the SEC, (iii) Purchaser has not altered its method of accounting, (iv) Purchaser has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) Purchaser has not issued any equity securities to any officer, director or Affiliate, except pursuant to existing Company stock option plans. Purchaser does not have pending before the SEC any request for confidential treatment of information.

(j) Litigation. There is no Action pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser, any Subsidiary or any of their respective properties. Neither Purchaser nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the knowledge of Purchaser, there is not pending or contemplated, any investigation by the SEC involving Purchaser or any current or former director or officer of Purchaser. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by Purchaser or any Subsidiary under the Exchange Act or the Securities Act.

(k) Compliance. Neither Purchaser nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by Purchaser or any Subsidiary under), nor has Purchaser or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or other governmental authority or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters, except in each case as could not have or reasonably be expected to result in a Material Adverse Effect.

(l) Title to Assets. Purchaser and the Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of Purchaser and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Purchaser and the Subsidiaries, (ii) Liens for the payment of federal, state or other taxes, for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties, and (iii) Liens described in the SEC Reports. Any real property and facilities held under lease by Purchaser and the Subsidiaries are held by them under valid, subsisting and enforceable leases with which Purchaser and the Subsidiaries are in compliance.

(m) Transactions With Affiliates and Employees. Except as set forth in the SEC Reports or on Schedule 3.2(m), none of the officers or directors of Purchaser or any Subsidiary and, to the knowledge of Purchaser, none of the employees of Purchaser or any Subsidiary is presently a party to any transaction with Purchaser or any Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, providing for the borrowing of money from or lending of money to or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Purchaser, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee, stockholder, member or partner, in each case in excess of $50,000 other than for (i) payment of salary or consulting fees for services rendered, (ii) reimbursement for expenses incurred on behalf of Purchaser and (iii) other employee benefits, including stock option agreements under any stock option plan of Purchaser.

(n) No Brokers. No brokerage or finder’s fees or commissions are or will be payable by Purchaser or any Subsidiary to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated herein. The Purchaser shall have no obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 3.2(n) that may be due in connection with the transactions contemplated herein.

(o) Listing and Maintenance Requirements. The Common Stock is registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and Purchaser has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act nor has Purchaser received any notification that the SEC is contemplating terminating such registration. The Common Stock is currently eligible for electronic transfer through the Depository Trust Company or another established clearing corporation and Purchaser is current in payment of the fees to the Depository Trust Company (or such other established clearing corporation) in connection with such electronic transfer.

(p) Tax Status. Except for matters that would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect, Purchaser and its Subsidiaries each (i) has made or filed all United States federal, state and local income and all foreign income and franchise tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations and (iii) has set aside on its books provision reasonably adequate for the payment of all material taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Purchaser or of any Subsidiary know of no basis for any such claim.

Seller acknowledges and agrees that the representations contained in this Section 3.2 shall not modify, amend or affect Purchaser’s right to rely on the Seller’s representations and warranties contained in this Agreement.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1 Put Right. In the event that at any time after the Closing and prior to the date that is nine (9) months after the Closing (the “Put Period”): (i) the Company Shares are valued at less than $5,000,000 on Purchaser’s balance sheet, or (ii) the SEC, the NASDAQ Stock Market, or any other Governmental Body or quasi-Governmental Body challenges the valuation of the Company Shares and such challenge results in Purchaser having to reduce the value of the Company Shares on its balance sheet to below $5,000,000 (a  “Trigger Event”), Purchaser shall have the right and option, but not the obligation, to cause Seller to repurchase the Company Shares from Purchaser in exchange for the return of the Purchaser Shares (the “Put Right”). Purchaser shall have the right to exercise its Put Right by providing written notice to Seller of its intent to exercise such Put Right within 30 days after a Trigger Event.  In the event that Purchaser exercises the Put Right, it shall deliver any certificates evidencing the Company Shares to Seller, and the Purchaser Shares shall be surrendered to Purchaser for cancellation.

4.2 Put Period. Until the expiration of the Put Period: (i) the Purchaser Shares shall be held by Purchaser, together with the Seller Stock Power; and (ii) Purchaser shall not: (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder, with respect to any of the Purchaser Shares, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Company Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B).

4.3 Standstill by Seller and the Company. Unless approved in advance in writing by the board of directors of the Purchaser, neither the Seller, the Company, nor any of their respective Representatives will, for a period of two (2) years after the date of this Agreement, directly or indirectly:

(a)

make any statement or proposal to the board of directors of the Purchaser, any of the Purchaser’s Representatives or any of the Purchaser’s stockholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving the Purchaser or any of its subsidiaries, (ii) any restructuring, recapitalization, liquidation, or similar transaction involving the Purchaser or any of its subsidiaries, (iii) any acquisition of any of the Purchaser 's loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company's loans, debt securities, equity securities, or assets, (iv) any proposal to seek representation on the board of directors of the Purchaser or otherwise seek to control or influence the management, board of directors, or policies of the Purchaser, or (v) any proposal, arrangement, or other statement that is inconsistent with the terms of this Agreement, including this Section 4.3(a):

(b)

instigate, encourage, or assist any third party (including forming a "group" with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 4.3(a);

(c)	take any action that would reasonably be expected to require the Purchaser or any of its Representatives to make a public announcement regarding any of the actions set forth in Section 4.3(a); or

(d)

acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities, or assets of the Purchaser or any of its subsidiaries, or rights or options to acquire interests in any of the Purchaser’s loans, debt securities, equity securities, or assets.

4.4         Standstill by Purchaser. Unless approved in advance in writing by the board of directors of the Company, in the case of the Company, or the Seller, in the case of the Seller, neither the Purchaser nor any of its Representatives will, for a period of two (2) years after the date of this Agreement, directly or indirectly:

(a)

make any statement or proposal to the board of directors of the Company or the Seller, any of the Company’s or Seller’s Representatives or any of the Company’s or Seller’s stockholders regarding, or make any public announcement, proposal, or offer (including any “solicitation” of “proxies” as such terms are defined or used in Regulation 14A of the Securities Exchange Act of 1934, as amended) with respect to, or otherwise solicit, seek, or offer to effect (including, for the avoidance of doubt, indirectly by means of communication with the press or media): (i) any business combination, merger, tender offer, exchange offer, or similar transaction involving the Company, the Seller or any of their respective subsidiaries, (ii) any restructuring, recapitalization, liquidation, or similar transaction involving the Company, the Seller or any of their respective subsidiaries, (iii) any acquisition of any of the Company's or the Seller’s loans, debt securities, equity securities or assets, or rights or options to acquire interests in any of the Company's or Seller’s loans, debt securities, equity securities, or assets, (iv) any proposal to seek representation on the board of directors of the Company or the Seller or otherwise seek to control or influence the management, board of directors, or policies of the Company or the Seller, or (v) any proposal, arrangement, or other statement that is inconsistent with the terms of this Agreement, including this Section 4.4(a):

(b)

instigate, encourage, or assist any third party (including forming a "group" with any such third party) to do, or enter into any discussions or agreements with any third party with respect to, any of the actions set forth in Section 4.4(a);

(c)

take any action that would reasonably be expected to require the Company, the Seller or any of their Representatives to make a public announcement regarding any of the actions set forth in Section 4.4(a); or

(d)

acquire (or propose or agree to acquire), of record or beneficially, by purchase or otherwise, any loans, debt securities, equity securities, or assets of the Company, the Seller or any of their respective subsidiaries, or rights or options to acquire interests in any of the Company's or the Seller’s loans, debt securities, equity securities, or assets.

4.5         Indemnification.

(a)

Indemnification of Purchaser. Subject to the provisions of this Section 4.5(a), Seller will indemnify and hold Purchaser and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Purchaser (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Purchaser Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any Purchaser Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by Seller in this Agreement. If any action shall be brought against any Purchaser Party in respect of which indemnity may be sought pursuant to this Agreement, Purchaser Party shall promptly notify Seller in writing, and Seller shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Purchaser Party. Any Purchaser Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Purchaser Party except to the extent that (i) the employment thereof has been specifically authorized by Seller in writing, (ii) Seller has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of Seller and the position of Purchaser Party, in which case Seller shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. Seller will not be liable to any Purchaser Party under this Agreement (y) for any settlement by a Purchaser Party effected without Seller’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Purchaser Party’s breach of any of the representations, warranties, covenants or agreements made by Purchaser Party in this Agreement. The indemnification required by this Section 4.5(a) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred; provided, that if any Purchaser Party is finally judicially determined not to be entitled to indemnification or payment under this Section 4.5(a), Purchaser Party shall promptly reimburse Seller for any payments that are advanced under this sentence. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Purchaser Party against Seller or others and any liabilities Seller may be subject to pursuant to law.

(b)

Indemnification of Seller. Subject to the provisions of this Section 4.5(b), Purchaser will indemnify and hold Seller and its directors, officers, shareholders, members, partners, employees and agents (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title), each Person who controls Seller (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, shareholders, agents, members, partners or employees (and any other Persons with a functionally equivalent role of a Person holding such titles notwithstanding a lack of such title or any other title) of such controlling persons (each, a “Seller Party”) harmless from any and all losses, liabilities, obligations, claims, contingencies, damages, costs and expenses, including all judgments, amounts paid in settlements, court costs and reasonable attorneys’ fees and costs of investigation that any Seller Party may suffer or incur as a result of or relating to any breach of any of the representations, warranties, covenants or agreements made by Purchaser in this Agreement. If any action shall be brought against any Seller Party in respect of which indemnity may be sought pursuant to this Agreement, Seller Party shall promptly notify Purchaser in writing, and Purchaser shall have the right to assume the defense thereof with counsel of its own choosing reasonably acceptable to the Seller Party. Any Seller Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of Seller Party except to the extent that (i) the employment thereof has been specifically authorized by Purchaser in writing, (ii) Purchaser has failed after a reasonable period of time to assume such defense and to employ counsel or (iii) in such action there is, in the reasonable opinion of counsel, a material conflict on any material issue between the position of Purchaser and the position of Seller Party, in which case Purchaser shall be responsible for the reasonable fees and expenses of no more than one such separate counsel. Purchaser will not be liable to any Seller Party under this Agreement (y) for any settlement by a Seller Party effected without Purchaser’s prior written consent, which shall not be unreasonably withheld or delayed; or (z) to the extent, but only to the extent that a loss, claim, damage or liability is attributable to any Seller Party’s breach of any of the representations, warranties, covenants or agreements made by Seller Party in this Agreement. The indemnification required by this Section 4.5(b) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or are incurred; provided, that if any Seller Party is finally judicially determined not to be entitled to indemnification or payment under this Section 4.5(b), Seller Party shall promptly reimburse Purchaser for any payments that are advanced under this sentence. The indemnity agreements contained herein shall be in addition to any cause of action or similar right of any Seller Party against Purchaser or others and any liabilities Purchaser may be subject to pursuant to law.

4.6 Collaboration. The Purchaser and Seller shall use reasonable commercial efforts to collaborate regarding potential strategic or other transactions that could be mutually beneficial to the parties hereto and their respective affiliates and stockholders. Such collaboration could involve a purchase of assets or equity interests in other operating companies whose assets or business could potentially be synergistic with either the Purchaser’s or the Seller’s business. Seller shall use reasonable commercial efforts to (a) use the Purchaser’s identity access management solutions in its operations and customer offerings, (b) introduce the Purchaser to its customers, Affiliates and other business contacts who are potential users of the Purchaser’s identity access management solutions, and (c) integrate the Purchaser’s identity access management solutions into its offerings. Unless and until a definitive written agreement executed by the Purchaser and Seller governing any of the foregoing collaborative opportunities, neither shall be under any legal or other obligation to pursue any such collaborative opportunity.

4.7 Regulation FD. Seller and the Company hereby acknowledges that (a) the existence and content of this Agreement and certain information exchanged between the parties hereto constitutes material non-public information under United States federal and state securities laws concerning Purchaser, and (b) trading in the securities of Purchaser while in possession of material nonpublic information or communicating such information to any other person who trades in such securities could subject Seller and/or the Company to liability under the U.S. federal and state securities laws, and the rules and regulations promulgated thereunder, including Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Accordingly, until such time as any such nonpublic information has been adequately disseminated to the public, neither Seller, the Company, nor any of their respective Representatives will, and Seller and the Company shall cause their respective Representatives not to, purchase or sell any securities of Purchaser or communicate any such nonpublic information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of Purchaser.

ARTICLE V.
MISCELLANEOUS

5.1 Fees and Expenses. Each party hereto shall pay the fees and expenses of its own advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

5.2 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

5.3 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile or email, addressed to the other party at its facsimile number specified herein or email address provided to the parties hereto (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by printed confirmation sheet verifying successful transmission of the facsimile or acknowledgement of receipt of email made timely thereafter; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) five (5) business days after deposit in the United States mail by certified mail (return receipt requested), postage prepaid. All notices for delivery outside the United States will be sent by facsimile, email or by express courier. All communications shall be sent to the respective parties at the addresses set forth on the signature pages attached hereto (or at such other addresses as shall be specified by notice given in accordance with this section).

5.4 Amendments; Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Purchaser and Seller. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein.

5.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

5.6 Successors and Assigns. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

5.8 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

5.9 Survival. The representations and warranties contained herein shall survive the Closing.

5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by e-mail delivery of a “.pdf” format data file, (including any electronic signature covered by the U.S. federal ESIGN Act of 200, Uniform Electronic Transaction Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature page were an original thereof.

5.11 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then the parties agree to substitute such provision(s) through good faith negotiations.

5.12 Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of Purchaser and Seller will be entitled to specific performance hereunder. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained herein and hereby agree to waive and not to assert in any Action for specific performance of any such obligation the defense that a remedy at law would be adequate.

5.13 Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.

5.14 Construction. The parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments thereto.

5.15 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT, OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

PURCHASER:

BIO-KEY INTERNATIONAL, INC.

By: /s/

Name: Michael W. DePasquale

Title: Chief Executive Officer

Address for Notice:

BIO-key International, Inc.

101 Crawfords Corner Road, Suite 4116

Holmdel, NJ 07733

Attention: Michael W. DePasquale, Chief Executive Officer

With a copy to (which shall not constitute notice):

Fox Rothschild LLP

212 Carnegie Center, Suite 400

Princeton, NJ 08540

Attention: Vincent A. Vietti, Esq.

SELLER:

FIBER FOOD SYSTEMS, INC.
By: /s/ Name: Imran Firoz Title: CFO, Director Address for Notice: Fiber Food Systems, Inc. 530 Technology Drive, Suite 100 Irvine, CA 92618

COMPANY: BOUMARANG INC.
By: /s/ Name: Imran Firoz Title: President and CEO Address for Notice: Boumarang, Inc. 530 Technology Drive, Suite 100 Irvine, CA 92618

[Signature Page to Securities Purchase Agreement]